EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                      We have issued our report dated April 14, 2005, accompanying the consolidated financial statements and schedule included in the Annual Report of Environmental Tectonics Corporation and Subsidiaries on Form 10-K for the year ended February 25, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Environmental Tectonics Corporation and Subsidiaries on Forms S-8 (File No. 333-65469, effective October 8, 1998 and File No. 2-92407, effective August 14, 1984), Form S-3A (File No. 333-29083, effective July 2, 1997) and Forms S-3 (File No. 333-29083, effective June 12, 1997 and File No. 33-42219, effective September 4, 1991).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
May 26, 2005

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